Contact:	FOR IMMEDIATE RELEASE

Aircastle Limited

Julia Hallisey

Tel: + 1-203-504-1063

Aircastle Announces Agreement to Purchase 15 A330-200 Freighter Aircraft from Airbus

Stamford, CT. June 20, 2007 – Aircastle Limited (NYSE: AYR) (“Aircastle”) today announced that one of its subsidiaries has signed a contract with Airbus SAS (“Airbus”) to purchase 15 new Airbus Model A330-200F freighter aircraft with deliveries in 2010 and 2011. Aircastle is a launch customer for the A330-200F, a new freighter variant of the successful A330-200 passenger aircraft that has been in operation since 1998. The A330-200F is projected by Airbus to enter commercial service in late 2009.

“With increasing global demand for air freight capacity coupled with limited new supply, we continue to find good investment opportunities in the freighter aircraft market. We expect the A330-200F to be an excellent high utility aircraft with attractive returns” said Joe Adams, Aircastle’s Deputy Chairman of the Board.

Commenting on the purchase Aircastle’s Chief Executive Officer Ron Wainshal remarked, “We believe the A330-200F is an extremely compelling aircraft for air freighter operators seeking modern and efficient lift on north-south and longer range regional routes, both to replace older equipment and to capitalize on global trade expansion.”

The average Airbus list price for 15 new A330-200F aircraft is $2.6 billion, though manufacturer list prices are subject to customary discounts, which may be substantial for larger purchases and launch orders. Final pricing will vary by engine selection and other specification differences, and is typically subject to escalation, among other factors.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of May 31, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.5 billion and $1.5 billion, respectively, for a total of approximately $4.0 billion, excluding the Airbus A330-200F order.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the sale of the Certificates and the timing of the closing of the sale of the Certificates. Words such as ‘‘anticipate(s)’’, ‘‘expect(s)’’, “project(s)” ‘‘intend(s)’’, ‘‘will’’, ‘‘would’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, our ability to satisfy conditions to closing the transactions. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For more information regarding Aircastle and to be added to our email distribution list, please visit http://www.aircastle.com.